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                                                                    EXHIBIT 99.1


                     CONFIDENTIAL TREATMENT REQUESTED FOR
               A PORTION OF EXHIBIT BY RESPONSE ONCOLOGY, INC.
                               SERVICE AGREEMENT

     THIS SERVICE AGREEMENT dated as of June 19, 1996 by and among RESPONSE ONCOLOGY, INC., a Tennessee corporation ("Response"), J. PAONESSA, M.D., P.A., a Florida professional association (the "Provider") and JEFFREY L. PAONESSA, M.D. (the "Stockholder").

                                   RECITALS:

     WHEREAS, Response is in the business of owning certain assets of and managing and operating medical clinics, and providing support services to and furnishing medical practices with the necessary facilities, equipment, personnel, supplies and support staff to operate a medical practice;

     WHEREAS, the Provider and the Stockholder desires to retain Response to perform the practice management functions described herein in order to permit the Provider and its employees to devote substantially full time and efforts on a concentrated and continuous basis to the rendering of medical services to patients;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, effective June 19, 1996, the Provider, the Stockholder and Response agree to the terms and conditions provided in this Agreement.

                                   ARTICLE 1.
                          RELATIONSHIP OF THE PARTIES

     1.1. Independent Relationship. The Provider and Response intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Notwithstanding the authority granted to Response herein, Response and the Provider agree that the Provider shall retain the authority to direct the medical, professional, and ethical aspects of its medical practice. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party.

     1.2. Responsibilities of the Parties. As more specifically set forth herein, Response shall provide the Provider with offices and facilities, equipment, supplies, support personnel, and management and financial advisory services. As more specifically set forth herein, the Provider shall be responsible for the recruitment and hiring of Physicians and all issues related to medical practice patterns and documentation thereof. Notwithstanding anything herein to the contrary, no "designated health service" as defined in 42 U.S.C. Section 1395nn, including any amendments or successors thereto, shall be provided by Response under this Agreement.

     1.3. Provider's Matters. Matters involving the internal agreements and finances of the Provider, including the distribution of professional fee income among individual Physician Stockholders (as hereinafter defined), tax planning, and pension and investment planning (and expenses relating solely to these internal business matters), and hiring, firing and licensing of Non-Physician Employees (hereinafter defined) shall remain the sole responsibility of the Provider and the individual Physician Stockholders.

     1.4. Patient Referrals. The parties agree that the benefits to the Provider hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by Response to any of the Provider's patients in any facility or laboratory controlled, managed or operated by Response.




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     1.5.  Professional Judgment.  Each of the parties acknowledges and agrees that the terms and conditions of this agreement pertain to and control the business and financial relationship between and among the parties but do not pertain to and do not control the professional and clinical relationship between and among the Provider, the Provider's employees, and the Provider's patients. Nothing in this Agreement shall be construed to alter or in any way affect the legal, ethical and professional relationship between and among the Provider and the Provider's patients, nor shall anything contained in this Agreement abrogate any right, privilege, or obligation arising out of or applicable to the physician-patient relationship.

                                   ARTICLE 2.
                                  DEFINITIONS

     2.1. Definitions. For the purposes of this Agreement, the following definitions shall apply:

     Financial and Accounting Definitions:

     (a) "Account Debtor" shall mean an account debtor or any other Person obligated in respect of an Account Receivable.

     (b) "Accounts Receivable" shall mean, with respect to the Provider, all accounts and any and all rights to payment of money or other forms of consideration of any kind now owned or hereafter acquired (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles, or otherwise) for goods sold or leased or for services rendered by the Provider, including, but not limited to, accounts receivable, proceeds of any letters of credit naming the Provider as beneficiary, chattel paper, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances, and all other debts, obligations and liabilities in whatever form from any other Person, provided that cash, checks and credit card purchases are not included in the definition of Accounts Receivable.

     (c) References to "amounts recorded" shall mean all amounts recorded or recordable in accordance with GAAP, including, without limitation, all billed Physician Services Revenue and Non-Physician Revenue, earned Capitation Revenue and all expenses that are subject to accrual under GAAP.

     (d) "Ancillary Clinic Expenses" shall mean all amounts recorded comprising items described in the definition of Clinic Expenses below that are directly attributable to the delivery of Ancillary Services, excluding interest on indebtedness incurred by Response to finance the delivery of such Ancillary Services.

     (e) "Ancillary Revenue" shall mean all amounts recorded as Practice Revenue that are directly attributable to the delivery of Ancillary Services.

     (f) "Bad Debt Allowance" shall mean, with respect to Accounts Receivable, an allowance for uncollectible Accounts Receivable determined based on a methodology approved by the Oversight Committee.

     (g) "Capitation Revenue" shall mean amounts recorded consisting of revenue from managed care organizations, where payment is made periodically on a per member basis, administration payments, co-payments and all other payments by managed care organizations, including, without limitation, managed care variable expense bonuses, hospital expense bonuses or any other bonus or payment which rewards the Provider for its medical performance under any managed care arrangement.




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     (h)  "Clinic Expenses" shall mean all amounts recorded comprising the expenses incurred in the operation of any Clinic, including, without limitation:

          (A) Non-Physician Employee Compensation, and salaries, benefits and other direct costs of all personnel employed by Response at a Clinic, including any Executive Director employed pursuant to Section 5.6 hereof;

          (B) obligations of Response under leases or subleases of facilities and personal property utilized by the Provider, including, without limitation, Clinics and medical offices, medical, laboratory and other equipment utilized by the Provider;

          (C) personal property and intangible taxes assessed against properties and assets utilized by the Provider or otherwise deployed in any Clinic commencing on the date of this Agreement;

          (D) other ordinary, necessary and reasonable expenses incurred by Response in carrying out its obligations under this Agreement, including, without limitation, depreciation on equipment utilized in the Clinics, interest on secured loans (other than notes payable by Response to any Stockholder or his/her assigns delivered pursuant to the Purchase Agreement) incurred to purchase Clinic equipment, insurance (except professional liability of Physicians, which will remain a Physician Expense, but including business interruption insurance), laundry, supplies, cost of goods sold from inventory, utilities, telephone service, printing, stationery, advertising, postage, medical transcribing and waste disposal; and

          (E) salaries and bonuses (up to an aggregate of $300,000 per calendar year, per Physician), and all other Physician Expense of Physicians (except
Andy Peterson) who are full-time employees of the Provider and who are not Physician Stockholders (hereinafter defined).

     All Clinic Expenses shall be computed in accordance with GAAP. To the extent expenses incurred benefit multiple clinics, such Clinic Expenses shall be allocated among such Clinics benefiting from such expenditure as Response shall reasonably determine with the approval of the Oversight Committee. Ancillary Clinic Expenses shall be separately accounted for. Clinic Expenses and Ancillary Clinic Expenses shall not include (i) Physician Expense (except as set forth in subparagraph (E) above), (ii) any corporate overhead charges of Response (including, without limitation, salaries and personnel cost of Response corporate office and clinical trials personnel, occupancy expense, legal, accounting and other professional expenses incurred by Response in the ordinary course of conducting its corporate business, taxes, general corporate expense and costs similar to the foregoing not directly attributable to the operation of any Clinic), (iii) the cost of any capital expenditures incurred by Response pursuant hereto, except to the extent of depreciation, amortization (except amortization of the Service Agreement Intangible (hereinafter defined) which shall not be a Clinic Expense), interest and other period charges under GAAP in respect of such capital expenditures, (iv) any federal or state income taxes, and (v) any expenses which are expressly designated herein as expenses or responsibilities of and are paid by the Provider; provided, however, that in the case of Non-Physician Employee Compensation, such expenses shall be Clinic Expenses notwithstanding the obligation of the Provider to pay same.

     (i) "Clinic Expense Portion" of the Service Fee shall have the meaning set forth in Section 8.1 below.

     (j) "Fee Adjustment" shall mean any adjustment for any discount, non-allowed contractual or other adjustment under Medicare, Medicaid, any preferred provider plan, workers' compensation plan, employee/dependent health care benefit program or other contractual arrangement between the Provider and any Third Party Payor, and any professional courtesy or other reasonable and customary discount that results in fee revenue not being collected.




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     (k)  "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession or prescribed by the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by Response.

     (l) "Governmental Receivables" shall mean Accounts Receivable of the Provider which (i) arise in the ordinary course of business of the Provider,
(ii) are payable by the United States of America or any state or any agency or instrumentality of the United States of America or any state which makes any payments with respect to Medicare or Medicaid or with respect to any other program (including CHAMPUS) established by federal or state law, and (iii) are required by federal or state law to be paid or to be made to the Provider as a health care provider. Governmental Receivables shall not, however, refer to amounts payable by private insurers under contract to provide benefits under the Federal Employee Health Benefit Program.

     (m) "Net Operating Income" shall mean all amounts recorded as Practice Revenue, less all amounts recorded as Clinic Expenses. Net Operating Income shall be characterized as "Base Services Net Operating Income" and "Ancillary Services Net Operating Income" and separately account for in accordance with procedures approved by the Oversight Committee. Ancillary Services Net Operating Income shall mean all amounts recorded as Ancillary Revenue, less all amounts recorded as Ancillary Clinic Expenses. Base Services Net Operating Income shall mean Net Operating Income minus Ancillary Services Net Operating Income.

     (n) "Non-Physician Employee Compensation" shall mean all amounts recorded as salaries, wages (including overtime), benefits, payroll taxes and other compensation expense by the Provider in respect of Non-Physician Employees (hereinafter defined).

     (o) "Percentage Portion" of the Service Fee shall have the meaning set forth in Section 8.1 below.

     (p) "Physician Expense" shall mean the sum of (i) salaries, bonuses and other compensatory payments to Physicians (hereinafter defined) employed by or otherwise performing services for the Provider, including Physician Stockholder; (ii) perquisites and benefits provided to such persons; (iii) travel and entertainment expense, continuing education expense, professional liability expense; provided, however, that any such expense incurred at the direction of Response shall not be a Physician Expense and shall instead be a Clinic Expense; and (iv) payroll taxes in respect of any of the foregoing.

     (q) "Physician Services Revenue" shall mean all amounts recorded as fees and revenue (net of Fee Adjustments and Bad Debt Allowance) by or on behalf of the Provider as a result of professional medical services furnished to patients by Physicians and Non-Physician Employees, whether rendered in an inpatient or outpatient setting.

     (r) "Practice Revenue" shall mean the sum of all amounts recorded by the Provider as Physician Services Revenue, Capitation Revenue and other revenue attributable to the conduct of the Provider's medical practice, but shall specifically exclude profits from any investment of the Provider in any partnership, joint venture, corporation, professional association and any other revenue not derived from the providing of services by employees of the Provider or Response.

     (s) "Service Fee" shall mean the sum of the Clinic Expense Portion and the Percentage Portion (if any).




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     Other Definitions:

     (t) An "Affiliate" of a corporation shall mean (a) any person or entity directly or indirectly controlled by such corporation, (b) any person or entity directly or indirectly controlling such corporation, (c) any subsidiary of such corporation if the corporation has a fifty percent (50%) or greater ownership interest in the subsidiary, or (d) such corporation's parent corporation if the parent has a fifty percent (50%) or greater ownership interest in the corporation. For purposes of this Section 2.1(t), the Provider is not an affiliate of Response.

     (u) "Ancillary Services" shall mean diagnostic, treatment or other medical services that may from time to time be offered by Provider after the effective date hereof, which were not offered by the Provider or the Corporation on the effective date hereof, and which are delivered by the Provider utilizing equipment and other capitalized costs incurred by Response at an aggregate cost in excess of $100,000.

     (v) "Applicable Law" shall mean all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators, and shall include, without limitation, any Health Care Law.

     (w) "CHAMPUS" shall mean the Civilian Health and Medical Program of the Uniformed Services.

     (x) "Clinic" shall mean the practice facility currently utilized by the Provider, and any facility, related business and all medical group business operations which the Provider and Response may, in the future, mutually agree to characterize as a Clinic.

     (y) "Corporation" shall mean Response Oncology of St. Petersburg, Inc., a Florida business corporation.

     (z) "Employment Agreement" shall mean an employment agreement between each physician now or hereinafter employed by the Provider and the Provider pursuant to which the physician shall be employed by the Provider to provide medical services on behalf of the Provider, which Employment Agreement shall be substantially in the form set forth as Exhibit 7.1 hereof.

     (aa) "Governmental Authority" shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, board, body, agency, bureau or entity or any arbitrator with authority to bind a party at law.

     (ab) "Health Care Law" shall mean any Applicable Law regulating the acquisition, construction, operation, maintenance or management of a health care practice, facility, provider or payor, including without limitation 42 U.S.C. Section 1395nn and 42 U.S.C. Section 1320a-7b.

     (ac) "Liquidated Damages Amount" shall mean an amount equal to the applicable Liquidated Damages Amount determined pursuant to Schedule A hereto.

     (ad) "Medicaid" shall mean any state program pursuant to which health care providers are paid or reimbursed for care given or goods afforded to indigent persons and administered pursuant to a plan approved by the Health Care Financing Administration under Title XIX of the Social Security Act.

     (ae) "Medicare" shall mean any medical program established under Title VIII of the Social Security Act and administered by the Health Care Financing Administration.


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     (af)  "Necessary Authorization" shall mean with respect to the Provider all certificates of need, authorization, certifications, consents, approvals, permits, licenses, notices, accreditation's and exemptions, filings and registrations, and reports required by Applicable Law, including, without limitation, Health Care Law, which are required, necessary or reasonably useful to the lawful ownership and operation of the Provider's business.

     (ag) "Oversight Committee" shall mean a three (3) member committee established pursuant to Section 4.1. Except as otherwise provided, the act of a majority of the members of the Oversight Committee shall be the act of the Oversight Committee.

     (ah) "Person" shall mean an individual, corporation, partnership, joint venture, trust, association, or unincorporated organization, or a government or any agency or political subdivision thereof including, without limitation, a Third Party Payor.

     (ai) "Physician" shall mean any medical doctor employed by the Provider or with whom the Provider has entered into an independent contractor or other non-employee relationship.

     (aj) "Non-Physician Employees" shall mean all persons other than Physicians who deliver billable medical or health care services under the direction of the Provider and its Physicians or are otherwise under contract with the Provider to provide professional services to Clinic patients and, in each case, who are duly licensed to provide professional medical services in the State of Florida and all Technical Employees.

     (ak) "Physician Extender Personnel" shall mean employees of Response who deliver services to the Provider, including without limitation nurse anesthetists, physician assistants, registered and licensed practical nurses, nurse practitioners, psychologists, and other such persons, other than physicians, who are not Non-Physician Employees.

     (al) "Physician Stockholders" shall mean those Physicians who are at any time or from time to time hereafter members or stockholders of the Provider.

     (am)  "Practice Assets" shall have the meaning ascribed to that term in
Section 11.5 of this Agreement.

     (an) "Provider" shall have the meaning set forth in the initial paragraph.

     (ao) "Provider Event of Default" shall have the meaning ascribed to such term in Section 11.4 hereof.

     (ap) "Purchase Agreement" shall mean that certain Stock Purchase Agreement dated as of June 19, 1996 by and among Response, the Stockholder and the Provider.

     (aq) "Response" shall mean Response Oncology, Inc., a Tennessee corporation, and its wholly owned subsidiaries, including the Corporation.

     (ar) "Response Event of Default" shall have the meaning ascribed to such term in Section 11.3 of this Agreement.

     (as) "Stockholder" has the meaning set forth in the initial paragraph hereof.

     (at) "Technical Employees" shall mean technicians who provide services in the diagnostic areas of the Provider's practice, such as employees of any Clinic laboratory, radiology technicians and radiation therapy technicians.
All Technical Employees shall be Non-Physician Employees.



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     (au)  "Third Party Payor" shall mean each Person which makes payment under a Third Party Payor Program, and each Person which administers a Third Party Payor Program.

     (av) "Third Party Payor Program" shall mean Medicare, Medicaid, CHAMPUS, insurance provided by Blue Cross and/or Blue Shield, managed care plans, and any other private health care insurance programs and employee assistance programs as well as any future similar programs.

                                   ARTICLE 3.
                     FACILITIES TO BE PROVIDED BY RESPONSE

     3.1. Facilities. Response shall provide and make available to the Provider for its use in its group medical practice the offices and facilities more fully described in Exhibit 3.1 hereto, the furnishings, fixtures and equipment located thereupon, and shall pay as hereinafter provided all costs (all of which shall be Clinic Expense) of repairs, maintenance and improvements, utility (telephone, electric, gas, water) expenses, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in conducting the operations contemplated by this Agreement in each Clinic during the term of this Agreement, including, without limitation, related real or personal property lease cost payments and expenses, taxes and insurance. The Provider shall comply with all terms and provisions of any lease or other agreement with respect to such facility and shall maintain such facility and equipment used by the Provider in updated, fully operational condition, ordinary wear and tear excepted. Response shall consult with the Provider regarding the condition, use and needs for the offices, facilities and improvements, and any purchase, lease or improvement of any offices, facilities or equipment, or change in any of the foregoing, shall be as directed and/or approved by a majority of the Oversight Committee. Response shall follow all reasonable directions of the Oversight Committee in respect of improvements to the offices, facilities and equipment to be used by the Provider. The Provider shall not amend, modify or terminate any sub-lease agreements without the prior written consent of Response.

     3.2 Use of Facilities. The Provider shall not use or occupy any facility or equipment owned or leased by Response for any purpose which is prohibited by any Applicable Law, this Agreement, or the terms of any lease or other arrangement with respect to the use or occupancy of such facility, or which may be dangerous to life, limb, or property (except medical services provided in the ordinary course of business), or which would increase the fire or extended coverage insurance rate on such facility.

                                   ARTICLE 4.
                       DUTIES OF THE OVERSIGHT COMMITTEE

     4.1. Formation and Operation of the Oversight Committee. The parties shall establish an Oversight Committee which shall be responsible for developing management and administrative policies for the overall operation of each Clinic. The Oversight Committee shall consist of three (3) members. Response shall designate, and shall have the right to remove and replace, in its sole discretion, one (1) member of the Oversight Committee. The Provider shall designate, and shall have the right to remove and replace, in its sole discretion, two (2) members of the Oversight Committee. In that regard, the Stockholder may, in lieu of appointing a person in addition to himself to the Oversight Committee, cast two (2) votes to each vote cast by Response on Oversight Committee decisions. The Oversight Committee shall have the authority to adopt bylaws (which shall include the fixing of a quorum for the conduct of business by the Oversight Committee), establish regular meeting times and places, call special meetings for any purpose and elect a chairman and a secretary who shall preside over and record, respectively, the proceedings at any meeting of the Oversight Committee. Except as otherwise provided in Section 4.2(n) below, the affirmative vote of a majority of the members of the Oversight Committee shall be required for approval of any action taken thereby.

     4.2. Duties and Responsibilities of the Oversight Committee. The Oversight Committee shall have the following duties and obligations:



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     (a)  Capital Improvements and Expansion.  Any renovation and expansion plans and capital equipment expenditures with respect to any Clinic shall be reviewed and approved by the Oversight Committee and shall be based upon economic feasibility, physician support, productivity and then current market conditions.

     (b) Annual Budgets. All annual capital and operating budgets prepared by Response, as set forth in Section 5.2, shall be subject to the review and approval of the Oversight Committee, which shall have the authority to reject individual items in the budget and to fix such amounts so rejected. . In addition to the foregoing, the Oversight Committee shall approve the characterization as a Clinic Expense of any expense item not specifically identified in the definition of Clinic Expense set forth in Section 2.1(h) above.

     (c)  Drug Purchasing.    Drug purchasing programs shall be subject to the
prior review and approval of the Oversight Committee, provided that if Response demonstrates an ability to purchase any drug at a price less than that offered by the vendor approved by the Oversight Committee, then the Oversight Committee shall approve the purchase of drugs from the vendor recommended by Response unless it establishes a compelling business reason to do otherwise.

     (d) Advertising. All advertising and other marketing of the services performed at any Clinic shall be subject to the prior review and approval of the Oversight Committee.

     (e) Patient Fees; Collection Policies. As a part of the annual operating budget, in consultation with the Provider and Response, to the extent allowed by Applicable Law, the Oversight Committee shall review and advise the Provider as to an appropriate fee schedule for all physician and ancillary services rendered by the Provider, which fee schedule shall ultimately be determined by the Provider in its sole discretion. In addition, the Oversight Committee shall approve the credit collection policies of any Clinic.

     (f) Non-Physician Services. The Oversight Committee shall establish Clinic-provided non-physician services based upon the pricing, access to and quality of such services.

     (g) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with managed care organizations, institutional health care providers and Third Party Payors shall be made by the Oversight Committee in consultation with Response and the Provider.

     (h) Strategic Planning. The Oversight Committee shall develop long-term strategic planning objectives.

     (i) Capital Expenditures. The Oversight Committee shall determine the priority of major capital expenditures benefiting the Clinics.

     (j) Physician Hiring. The Oversight Committee shall determine the number and type of physicians required for the efficient operation of each Clinic.

     (k) Executive Director. The selection and retention of any Executive Director pursuant to Section 5.6 and the salary and cash fringe benefits of each Executive Director shall be pursuant to the direction and control of the Oversight Committee. If the Provider is dissatisfied with the services provided by any Executive Director, the Provider shall refer the matter to the Oversight Committee. The Oversight Committee shall, in good faith, determine whether the performance of such Executive Director could be brought to acceptable levels through counsel and assistance, or whether the Executive Director's employment should be terminated.




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     (l)  Fringe Benefits.  The Oversight Committee shall determine fringe benefits to be offered to Non-Physician Employees and may, subject to budgetary constraints, offer benefits to Response employees working in each Clinic supplemental to benefits provided by Response to such persons.

     (m) Employee Grievances. The Oversight Committee may establish a committee to receive, make suggestions with respect to, settle or mediate grievances brought by employees at the Clinics.

     (n) Matters Requiring Unanimous Approval. Approval by unanimous vote of the Oversight Committee shall be required with respect to the following matters:

          (i) increase of any budget amount by more than ten percent (10%) above the amount proposed by Response without a commensurate decrease in other budget items reasonably acceptable to Response;

          (ii)  exclusion of any revenue from Practice Revenue; and

          (iii) variations in any restrictive covenant in any Physician employment contract.

                                   ARTICLE 5.
               ADMINISTRATIVE SERVICES TO BE PROVIDED BY RESPONSE

     5.1. Performance of Management Functions. Response shall provide or arrange for the services set forth in this Article 5, the cost of all of which shall be paid by Response in accordance with this Agreement and included in Clinic Expenses. Response is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day-to-day requirements of Clinic operations in accordance with the general standards approved by the Oversight Committee, including, without limitation, performance of some of the business office functions at locations other than a Clinic. The Provider will not act in a manner which would prevent Response from efficiently managing the day-to-day operations of each Clinic in a business-like manner.

     5.2. Financial Planning and Goals. Response shall prepare annual capital and operating budgets reflecting in reasonable detail anticipated revenue and expenses, sources and uses of capital for growth in the Provider's practice and medical services rendered at each Clinic. Response shall determine the amount and form of capital to be invested annually in each Clinic and shall specify the targeted profit margin for each Clinic which shall be reflected in the overall budget. Response realizes that a Clinic may realize opportunities to provide new services and utilize new technologies that will require capital expenditures and anticipates that such opportunities may include outpatient treatment centers, renovations to Clinic facilities, the addition of satellite locations and new and replacement equipment pursuant to Section 3.1, and, upon the direction of the Oversight Committee, Response agrees to provide funds to allow the Clinic to provide such new services and to utilize such new technologies. Such budgets shall be presented to the Oversight Committee at least sixty (60) days prior to the end of the preceding calendar year. The Oversight Committee shall us its best efforts to agree upon a budget at least thirty (30) days prior to the end of such preceding Calendar year as provided in Section 4.2(b), and, once approved in such manner, shall be binding upon Response and the Provider unless modified or revised in like manner by the Oversight Committee.

     5.3. Financial Statements. Response shall prepare annual financial statements on an accrual basis reflecting the results of operations of the Provider. If the Provider desires an audit of any financial statement, the Provider may obtain such an audit at its own expense. Response shall prepare monthly unaudited financial statements containing a combined balance sheet and statements of operations for the Clinics, which shall be delivered to the Provider within thirty (30) days after the close of each calendar



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month.  Notwithstanding the foregoing, Response shall be under no obligation to keep multiple sets of books for cash basis and accrual basis methods of accounting, but shall be entitled to keep one set of books maintained on an accrual basis method of accounting, which shall be converted by workpaper-only entries to the cash basis method of accounting for purposes of tax reporting.

     5.4. Inventory and Supplies. Subject to Oversight Committee direction and control as set forth in Section 4.2(c) above, Response shall order and purchase reasonable and requested medical and office inventory, pharmaceuticals and supplies required by the Provider in the day-to-day operations of its medical practice.

     5.5.  Management Services and Administration.

     (a) The Provider hereby appoints Response as its sole and exclusive manager and administrator of all day-to-day business functions connected with its group medical practice. The Provider agrees that the purpose and intent of this Service Agreement is to relieve the Provider, the Physicians and Non-Physician Employees, to the maximum extent possible, of the administrative, accounting, payroll, accounts payable, personnel and business aspects of its practice, with Response assuming responsibility for and being given all necessary authority to perform these functions. Response agrees that the Provider, and only the Provider, will perform the medical functions of its practice. Response will have no authority, directly or indirectly, to perform, and will not perform, any medical function. Response may, however, advise the Provider as to the relationship between its performance of medical functions and the overall administrative and business functioning of its practice. To the extent that they assist the Provider in performing medical functions, all Physician Extender Personnel performing patient care services obtained and provided by Response shall be subject to the professional direction and supervision of the Provider and, in the performance of such medical functions, shall not be subject to any direction or control by, or liability to, Response, except as may be specifically authorized by the Provider. The Provider hereby indemnifies and holds Response, its officers, directors, shareholders, agents and affiliates, their successors and assigns ("Indemnified Persons") harmless, and shall reimburse the Indemnified Persons for, from and against each claim, loss, liability, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees and disbursement expenses of attorneys and other professional advisors) directly or indirectly relating to, resulting from or arising out of any medical function performed, or which should have been performed, under the supervision of the Provider or Non-Physician Employees.

     (b) Response shall, on behalf of the Provider and under the Provider's provider number, bill patients and Third Party Payors, and shall collect the professional fees for medical services rendered by the Provider in each Clinic, for services performed outside a Clinic for the Provider's hospitalized patients, and for all other professional and Clinic services. Response's billing and collection practice shall be consistent with those of comparable, nationally recognized, well managed group medical practices. The Provider hereby appoints Response for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in the Provider's name and on its behalf; (ii) subject to Applicable Law, to collect Accounts Receivable resulting from such billing in the Provider's name and on its behalf; (iii) subject to Applicable Law, to receive payments from insurance companies, prepayments from health care plans, and payments from all other Third Party Payors; (iv) subject to Applicable Law, to take possession of and endorse in the name of the Provider (and/or in the name of an individual Physician, such payment intended for purpose of payment of a Physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of Accounts Receivable; and (v) with the advance consent of the Oversight Committee, to initiate legal proceedings in the name of the Provider or any Physician to collect any accounts and monies owed to the Provider, Clinic or any Physician, to enforce the rights of the Provider or any Physician as a creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by any Governmental Authority (or its fiscal intermediaries) as Third Party Payors. All adjustments made for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner.

     (c) Response shall design, supervise and maintain custody of all files and records relating to the operation of each Clinic, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of the Provider and shall be located at Clinic facilities so that they are readily accessible for patient care. The Physicians shall have the obligation to oversee the preparation and maintenance of patient medical records, and to provide such medical information as shall be necessary and appropriate to the clinical function of such records, and to maintain such records so as to ensure the availability of Third-party Payor reimbursement for services rendered. The management of all files and records shall comply with applicable state and federal statutes. Response shall use its best efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement. Response shall indemnify and hold the Provider harmless from and against any monetary loss suffered by the Provider on account of Response's breach of the foregoing confidentiality provisions.

     (d) Response shall supply to the Provider necessary clerical, accounting, payroll, bookkeeping and computer services, laundry, linen, uniforms, printing, stationary, advertising, postage and duplication services, medical transcribing services and any other ordinary, necessary or appropriate item or service for the operation of a Clinic, the cost of all of which shall be Clinic Expense.

     (e) Subject to the provisions of Section 4.2(d), Response shall design and implement adequate and appropriate public relations programs on behalf of the Provider, with appropriate emphasis on public awareness of the availability of services at the Provider's Clinics. Any public relations program shall be conducted in compliance with applicable laws and regulations governing advertising by medical professionals and applicable canons or principles of professional ethics governing the Provider and its physicians.

     (f) Response shall provide the data necessary for the Provider to prepare its annual income tax returns and financial statements, and shall provide payroll and related services for Physicians and Non-Physician Employees. Response shall have no responsibility for the filing of such tax returns, the payment of such income taxes or the cost of preparation of income tax returns or financial statements on behalf of the Provider or any Physician employed thereby.

     (g) Response shall assist the Provider in recruiting additional Physicians and Non-Physician Employees, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, the Provider shall interview and make the ultimate decision as to the suitability of any Physician or Non-Physician Employee to become associated with a Clinic. All Physicians recruited by Response and accepted by the Provider shall be the sole employees of the Provider, to the extent such Physicians are hired as employees. Any expenses incurred in the recruitment of Physicians or Non-Physician Employees, including, but not limited to, employment agency fees, relocation and interviewing expenses, shall be Clinic Expenses.

     (h) Subject to the provisions of Section 4.2(g), Response shall negotiate and administer all managed care contracts on behalf of the Provider.

     (i) Subject to the provisions of Sections 5.3 and 5.5(f), Response shall arrange for legal and accounting services related to Clinic operations incurred traditionally in the ordinary course of business, including the cost of enforcing any physician contract containing restrictive covenants.

     (j) Response shall provide for the proper cleanliness of the physical premises occupied and/or utilized by the Provider, and maintenance and cleanliness of the equipment, furniture and furnishings located upon such premises.

     5.6. Executive Director. Subject to the provisions of Section 4.2(k), Response shall recruit, hire and appoint an Executive Director to manage and administer all of the day-to-day business functions of each Clinic (it being understood and agreed that, if reasonable, a single Executive Director may have responsibility for multiple Clinics). Subject to Oversight Committee approval, Response shall determine the salary, bonuses (if any) and fringe benefits of each Executive Director, which salary, bonuses (which may be payable in Response common stock or by issuance of options on Response common stock) and benefits shall, to the extent the same are current expenses under GAAP, be Clinic Expenses. At the direction, supervision and control of Response, the Executive Director, subject to the terms of this Agreement, shall implement the policies established by the Oversight Committee and shall generally perform the duties and have the responsibilities of an administrator. The Executive Director shall be responsible for organizing the agenda for the meetings of the Oversight Committee referred to in Article 4.

     5.7. Personnel. Response shall provide Physician Extender Personnel and other non-physician professional support (other than Technical Employees and other persons who are required to be Non-Physician Employees) and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the conduct of operations at each Clinic. Response shall determine and cause to be paid the salaries and fringe benefits of all such personnel, which shall be Clinic Expenses. Such personnel shall be under the direction, supervision and control of Response, except to the extent they are required to be under the professional supervision of the Provider. If the Provider is dissatisfied with the services of any person, the Provider shall consult with Response. Response shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee's employment should be terminated. All of Response's obligations regarding staff shall be governed by the overriding principle and goal of providing the optimal quality of medical care consistent with the efficient operation of the Clinic. Employee assignments shall be made to assure consistent and continued rendering of the optimal quality medical support services consistent with the efficient operation of the Clinic and to ensure prompt availability and accessibility of individual medical support personnel to Physicians in order to develop constant, familiar and routine working relationships between individual Physicians and individual members of the medical support personnel. Response shall maintain established working relationships wherever possible and Response shall make every reasonable effort consistent with sound business practices to honor the specific requests of the Provider with regard to the assignment of its employees.

     5.8. Events Excusing Performance. Response shall not be liable to the Provider for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Response has no control for so long as such events continue, and for a reasonable period of time thereafter.

     5.9. Compliance with Applicable Laws. Response shall comply with all Applicable Law, in the conduct of its obligations under this Agreement.

     5.10. Quality Assurance. Response shall assist the Provider in fulfilling its obligations to its patients to maintain the optimal quality of medical and professional services consistent with the efficient operation of each Clinic.

     5.11.  Provider Bank Accounts.   The Provider agrees to establish and
maintain two (2) separate bank accounts. One such account, which shall be referred to as the Provider Receipts Account, will be under the sole direct control of the Provider and will be utilized only as a depository for Practice Revenue. Such account shall be subject to, and the Provider agrees to execute and deliver to an appropriate commercial bank, a Lockbox Operating Procedural Agreement, and, pursuant thereto, shall instruct such bank to transfer automatically all amounts deposited in the Provider Receipts Account to the Provider Operating Account. The second account shall be referred to as the Provider Operating Account, and shall be maintained for the purpose of (a) depositing amounts swept from the Provider Receipts Account and advances from the Receivables Line (defined below) pursuant to Section 5.12 and (b) paying
(i) the Clinic

Expense Portion of the Service Fee owed pursuant to Section 8.1 of this Agreement, (ii) Non-Physician Employee Compensation, (iii) the Percentage Portion of the Service Fee owed pursuant to Section 8.1 of this Agreement, and
(iv) Physician Expense and other distributions to the Provider, and the distributions shall be made in that order of payment. Provider hereby designates, constitutes and appoints Response, through its duly authorized officers and employees as approved by the Oversight Committee, as a signatory on the Provider Operating Account, with full power and authority, along with the Stockholder, to sign checks and cause drafts and other debits to be made on the Provider Operating Account in the name of the Provider and to otherwise manage the cash resources and flow of the Provider. After the payment of the Service Fee and expenses hereinabove described, the Provider may withdraw amounts for distributions to Physician Stockholders; provided, however, that the Provider agrees to maintain an adequate balance in the Provider Operating Account to pay the Clinic Expense Portion of the Service Fee as projected in the budget formulated pursuant to this Agreement.

     5.12. Credit Line. Response shall from time to time during the term of this Agreement advance to Provider, in readily available United State funds, by wire transfer, intrabank transfer or other electronic means, to be deposited into the Provider Operating Account, an amount (the "Receivables Line") equal to 100% of Accounts Receivable, net of any Bad Debt Allowance and all Fee Adjustments with respect thereto. Amounts advanced by Response under the Receivables Line will not bear interest except after demand for payment shall have been made by Response, in which event such advanced amounts shall bear interest at the maximum rate permitted to be lawfully charged. Amounts advanced by Response pursuant to this Section 5.12 shall be payable by Provider within seven (7) days after demand, and if no demand be made, upon termination of this Agreement. Demand may be made by Response only in the event a Provider Event of Default occurs, and such demand shall be in writing duly delivered to the Provider. In the event that Response exercises its right to terminate this Agreement upon the occurrence of a Provider Event of Default, if the Provider does not exercise its option to acquire the Practice Assets as provided in
Section 11.6 below, then the amount then outstanding under the Receivables Line shall be reduced by the fair market value of the Practice Assets retained by Response. Advances on the Receivables Line will be secured by a security interest in and to Accounts Receivable granted pursuant to Section 15.7 below.

     So long as a Provider Event of Default has not occurred, advances on the Receivables Line shall be made by Response as required to provide funds in the Provider Operating Account sufficient to pay, in the following order (i) the Clinic Expense Portion of the Service Fee, (ii) Non-Physician Employee Compensation, (iii) the Percentage Portion of the Service Fee, and (iv) the Physician Expense.

     5.13. Ancillary Services. Response shall operate such ancillary services as approved by the Oversight Committee, including Ancillary Services as defined herein.

                                   ARTICLE 6.
                          OBLIGATIONS OF THE PROVIDER

     6.1. Professional Services. The Provider shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession, in a manner and to an extent consistent with that established by the Provider prior to effectiveness of this Agreement. The Provider shall also make all reports and inquiries to the National Practitioners Data Bank and/or any state medical licensing board required by Applicable Law. The Provider shall use its best efforts to ensure that each Non-Physician Employee associated with the Provider to provide medical care to patients of the Provider is licensed by the State of Florida to the extent required. The Provider shall promptly notify Response in writing, citing the underlying circumstances, in the event the Provider or any Physician or Non-Physician Employee associated therewith (i) shall be or become the subject of any investigation into or proceeding with respect to allegations of professional misconduct or incompetence; (ii) shall be or become the subject of any investigation by any Federal or state regulatory agency with respect to any possible violation of any Federal or state law regulating the providing of health care services; (iii) shall be named party to any proceeding alleging violation of any law relating to such person's professional activities or seeking to revoke or suspend such person's professional license or privileges to practice in any hospital or medical center; or (iv) shall become the subject of any proceeding to exclude such person from any Federal or state reimbursement program or shall suffer the revocation or suspension of such person's Medicare provider number, DEA permit, professional license or privileges to practice in any hospital or medical center. In the event that any disciplinary action or medical malpractice actions is initiated against any Physician or other person assisting in the providing of medical services, the Provider shall immediately inform the Executive Director and/or Response of such action and the underlying facts and circumstances. The Provider shall develop a program to monitor the quality of medical care practiced at each Clinic. In that regard, the Provider shall at all times supervise and assume primary professional responsibility for the delivery of all medical or other services to patients by Physician Extender Personnel and any other employee of Response.

     6.2. Medical Practice. The Provider shall use and occupy each Clinic exclusively for the practice of medicine, and shall comply with all Applicable Law and all standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at a Clinic shall be conducted solely by Physicians associated with the Provider, and no other physician or medical practitioner shall be permitted to use or occupy a Clinic without the prior written consent of Response and the Provider.

     6.3. Employment of Physicians and Non-Physician Employees. The Provider shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physicians and Non-Physician Employees, although at the request of the Provider, Response shall consult with the Provider respecting such matters. Except as provided in Section 2.1(h) the Provider shall be responsible for the payment of all Physician Expense now or hereafter applicable to Physicians; provided, however, that Response shall provide the payroll service for computing, accounting for and disbursing or paying all salaries and benefits of the Provider employees, all of whom may be paid out of the Provider Operating Account. With respect to Physicians, the Provider shall only employ and contract with licensed Physicians meeting applicable credentialling guidelines established by the Provider.

     6.4. Licensing Fees, Professional Dues and Education Expenses. Except as provided in Section 2.1(h) and Section 5.5(g), the Provider and Physicians shall be solely responsible for payment of the cost of professional licenses and dues for membership in professional associations and continuing professional education costs of all Physicians. The Provider shall ensure that each of its Physicians and Non-Physician Employees participates in such continuing medical education as is necessary for such person to maintain current practical and academic knowledge of the field of medicine and health care in which the Provider is engaged.

     6.5. Professional Insurance Eligibility. The Provider shall use its best efforts to cause its Physicians and Non-Physician Employees to at all times be insurable, and shall reasonably participate in any ongoing risk management program maintained by Response. Except as provided in Section 2.1(h) professional liability insurance with respect to Physicians shall be paid for by the Provider or its Physicians and shall not be Clinic Expense.
Professional liability insurance with respect to Non-Physician Employees shall be paid for by Response and shall be Clinic Expense.

     6.6. Events Excusing Performance. The Provider shall not be liable to Response for failure to perform any of the services required herein in the event of strikes, lock-outs calamities, acts of God, unavailability of supplies or other events over which the Provider has no control for so long as such events continue, and for a reasonable period of time thereafter. In any such event, the provisions of Section 15.9 below shall likewise be suspended; provided, however, that the Provider shall use reasonable effort to procure and maintain business interruption insurance providing coverage reasonably acceptable to the Oversight Committee and to cause Response to be named as a co-insured party thereunder to the extent of 40% of any amounts payable thereunder.

     6.7. Fees for Professional Services. The Provider shall be solely responsible for legal, accounting and other professional service fees incurred by the Provider, except as set forth in Section 5.5(i) herein.

     6.8. Peer Review; Clinical Trials. The Provider agrees to participate in Response's clinical trials program or any data collection and analysis program maintained by Response from time to time. The Provider agrees to cooperate with Response in establishing a system of peer review as necessary to obtain provider contracts. In connection therewith, the Provider agrees to assist in the formulation of oncology and cancer care provider guidelines for each treatment or surgical modality, and agrees to abide by said guidelines, and further agrees to submit to periodic reviews by a third party to monitor compliance with said guidelines. The Provider acknowledges that the establishment of provider guidelines may be necessary to obtain PPO, HMO, IPA and other similar provider contracts, both private and government funded. To the extent that said provider guidelines must be filed or registered with any Third Party Payor, the Provider agrees to cooperate with Response in making such filings or registrations. It is agreed and acknowledged that all such peer review guidelines shall be established and monitored by medical personnel on the staff of the Provider and other practices that are part of the peer review process, and shall not be promulgated, established or enforced independently by Response. To the extent possible, all information obtained through the peer review process shall remain confidential and the parties shall take all steps reasonably necessary to assure that all privileges and immunities provided by Applicable Law remain intact. Compliance with the foregoing provisions shall in all events be governed by and subject to relevant ethical codes, canons, rules and standards governing the medical profession and the delivery of medical care by medical doctors.

     6.9.  Provider Employee Benefit Plans.

     (a) Effective as of the date of the closing under the Acquisition Agreement, the Provider shall adopt and assume the Corporation's tax-qualified retirement plan (the "Provider Plan") and shall amend same to provide that employees of Response who are classified as "leased employees" (as defined in Code Section 414(n)) of the Provider shall be treated as the Provider's employees for purposes described in Code Section 414(n)(3). Not less often than annually, the Provider and Response shall agree upon and identify in writing those individuals to be classified as leased employees of the Provider (the "Designated Leased Employees"). The Provider and Response shall establish mutually agreeable procedures with respect to the participation of Designated Leased Employees in the Provider Plan. Such procedures shall be designed to avoid the tax disqualification of the Provider Plan, similar plans of practices similarly situated, (collectively, the "Plans").

     (b) If the Oversight Committee determines that the relationship between Response and the Provider (and other practices similarly situated) constitutes an "affiliated service group" (as defined in Code Section 414(m)), Response and the Provider shall take such actions as may be necessary to avoid the tax disqualification of the Plans. Such actions may include the amendment, freeze, termination or merger of the Provider Plan.

     (c) The Provider shall not enter into any new "employee benefit plan" (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") without the consent of Response (which will not be unreasonably withheld). In addition, the Provider shall not offer any retirement benefits or make any material retirement payments other than under the Provider Plan to any Stockholder of the Provider without the express written consent of Response (which will not be unreasonably withheld). Except as otherwise required by law, the Provider shall not materially amend, freeze, terminate or merge the Provider Plan without the express written consent of Response (which will not be unreasonably withheld). In the event of either of the foregoing, Response's consent shall not be withheld if such action would not jeopardize the qualification of any of the Plans. The Provider agrees to make such changes to the Provider Plan, including the amendment freeze, termination or merger of the

Provider Plan, as may be approved by the Oversight Committee and Response but only if such changes are necessary to prevent the disqualification of any of the Plans and do not have a material adverse impact on Provider.

     (d) Expenses incurred in connection with the Provider Plan or other Provider employee benefit plans, including, without limitation, the compensation of counsel, accountants, corporate trustees, and other agents shall be included in Clinic Expenses.

     (e) The contribution and administration expenses for the Designated Leased Employees shall be included in the Provider's operating budget. The Provider and Response shall not make employee benefit plan contributions or payments to the Provider for their respective employees in excess of such budgeted amounts unless required by law or the terms of the Provider Plan. Response shall make contributions or payments with respect to the Provider Plan or other Provider employee benefit plans, as a Clinic Expense, on behalf of eligible Designated Leased Employees, and other eligible Provider employees.
In the event a Provider Plan or other Provider employee benefit plan is terminated, Response shall be responsible, as a Clinic Expense, for any funding liabilities related to eligible Designated Leased Employees; provided, however, Response shall only be responsible for the funding of any liability accruing after the date of the Purchase Agreement.

     (f) Response shall have the sole and exclusive authority to adopt, amend or terminate any employee benefit plan for the benefit of its employees, regardless of whether such employees are Designated Leased Employees, unless such actions would require the amendment, freeze or termination of the Provider Plan to avoid disqualification of the Provider Plan, in which case any such action would be subject to the express prior written consent of the Oversight Committee. Response shall have the sole and exclusive authority to appoint the trustee, custodian and administrator of any such plan.

     (g) In the event that any "employee welfare benefit plan" (as defined in ERISA Section 3(l)) maintained or sponsored by the Provider must be amended, terminated, modified or changed as a result of the Provider or Response being deemed to be a part of an affiliated service group, the Oversight Committee will replace such plan or plans with a plan or plans that provides those benefits approved by the Oversight Committee. It shall be the goal of the Oversight Committee in such event to provide substantially similar or comparable benefits if the same can be provided at a substantially similar cost to the replaced plan.

                                   ARTICLE 7.
           EMPLOYMENT AGREEMENTS, RESTRICTIVE COVENANTS AND REMEDIES

     The parties recognize that the services to be provided by Response shall be feasible only if the Provider operates an active medical practice to which the Physicians associated with the Provider devote their full time and attention. To that end:

     7.1. Employment Agreements with Physicians. As a condition to Response's continuing obligations hereunder, the Provider and each Physician now or hereinafter employed thereby shall execute and deliver to each other an Employment Agreement.

     7.2. Restrictive Covenants by Provider and Physicians. As a material inducement to Response to consummate the Purchase Agreement and execute, deliver and perform this Service Agreement, the Provider and each Physician Stockholder shall not without the consent of Response, engage in the practice of medical oncology or hematology, within a 50 mile radius of the St. Petersburg, Florida city hall (the "Practice Territory") during the term of this Agreement and for a period of five (5) years after any termination of this Agreement or cessation of a Physician's employment with the Provider. Notwithstanding the foregoing, any such restrictive covenant shall not restrict such Physician from (i) delivering physician services that are unrelated to the fields of hematology or oncology, including the practice of internal medicine, (ii) teaching hematology and/or oncology or (iii) assuming directorships of hospices following termination of any such employment relationship with the Provider.

     7.3. Restrictive Covenants of Response. During the term of this Agreement, and for a period of five (5) years after termination of this Agreement on account of a Response Event of Default, neither Response nor any Affiliate, officer, director or employee of Response or any Affiliate shall, without the consent of the Provider, purchase or otherwise acquire any medical oncology or hematology practice within the Practice Territory or establish, operate or enter into a service agreement with, or provide services similar to those provided under this Agreement to, any medical group or physician engaged in the practice of medical oncology or hematology within the Practice Territory.

     7.4. Enforcement. Response, the Provider and the Stockholder acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article 7 shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Article 7 relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article 7. The invalidity or non-enforceability of this Article 7 in any respect shall not affect the validity or enforceability of the remainder of this Article 7 or of any other provision of this Agreement.

                                   ARTICLE 8.
                             FINANCIAL ARRANGEMENTS

     8.1. Service Fee. Subject to the terms of Section 5.11, in consideration for its services hereunder, Response shall receive the Service Fee, consisting of the Clinic Expense Portion and the Percentage Portion, defined in and computed pursuant to Schedule A hereto, as compensation for its services hereunder, payable by means of the procedure set forth in Section 8.2 below.

     8.2. Payment of Service Fee. The Clinic Expense Portion of the Service Fee shall be payable by the Provider to Response out of the Provider Operating Account as Clinic Expenses are incurred or as amounts are recorded by Response, subject to ordinary, reasonable and customary payment terms on invoices for goods and services. The Percentage Portion of the Service Fee shall be accrued monthly as of the last day of the month, with the first such monthly period commencing June 1, 1996, and shall be payable by the Provider to Response out of the Provider Operating Account on a monthly basis. The Percentage Portion for the month ended June 30, 1996, which is hereby stipulated to be *** will be payable in three (3) consecutive equal monthly payments, without interest, commencing August 1, 1996. All payments of the Percentage Portion for months ending after June 30, 1996 shall be made by the fifteenth (15th) day of the month following accrual.

                                   ARTICLE 9.
                                    RECORDS

     9.1. Patient Records. Upon termination of this Agreement, the Provider shall retain all patient medical records maintained by the Provider or Response in the name of the Provider. Response shall, at its option, and if allowed under Applicable Law be entitled to have reasonable access during normal business hours to the Provider's patient medical records applicable to the period of Response's performance under this Agreement. Moreover, the Provider shall, at its option, be entitled to retain copies

*** - MATERIAL REDACTED PURSUANT TO CLAIM FOR CONFIDENTIAL TREATMENT of financial and accounting records relating to all services performed by the Provider or Response under this Agreement. All parties agree to maintain the confidentiality of patient identifying information and not to disclose such information except as may be required or permitted by Applicable Law.

     9.2. Records Owned by Response. All records relating in any way to the operation of a Clinic which are not the property of the Provider under the provisions of Section 9.1 above, shall at all times be the property of Response.

     9.3. Access to Records. During the term of this Agreement and thereafter, the Provider or its designee shall have reasonable access during normal business hours in St. Petersburg, Florida to the Provider's and Response's financial and accounting records, including, but not limited to, records of collections, expenses and disbursements, as kept by Response in performing Response's obligations under this Agreement, and the Provider may copy any and or all such records.

     9.4. Government Access to Records. To the extent required by Section 1861(v)(1)(I) of the Social Security Act, each party shall, upon proper request, allow the United States Department of Health and Human Services, the Comptroller General of the United States, and their duly authorized representatives access to this Agreement and to all books, documents, and records necessary to verify the nature and extent of the costs of services provided by either party under this Agreement, at any time during the term of this Agreement and for an additional period of four (4) years following the last date services are furnished under this Agreement. If either party carries out any of its duties under this Agreement through an agreement between it and an individual or organization related to it or through a subcontract with an unrelated party, that party to this Agreement shall require that a clause be included in such agreement (the value of which is in excess of $10,000.00) to the effect that until the expiration of four (4) years after the furnishing of services pursuant to such agreement, the related organization shall make available, upon request by the United States Department of Health and Human Services, the Comptroller General of the United States, or any of their duly authorized representatives, all agreements, books, documents, and records of such related organization that are necessary to verify the nature and extent of the costs of services provided under that agreement.

                                  ARTICLE 10.
                            INSURANCE AND INDEMNITY

     10.1. Insurance to be Maintained by the Provider. Throughout the term of this Agreement, the Provider shall maintain comprehensive professional liability insurance with limits of not less than $500,000 per claim and with aggregate policy limits of not less than $1,000,000 per physician and a separate limit for the Provider. The Provider shall be responsible for all liabilities in excess of the limits of such policies. Response shall have the option, with Oversight Committee approval, of providing such professional liability insurance through an alternative program, provided such program meets the requirements of the Insurance Commissioner of the State of Florida. Response shall reimburse the Provider for any unearned professional liability insurance premiums paid by the Provider to the extent not reimbursed or reimbursable by the Provider's insurance carrier if the Provider's existing professional liability insurance program is canceled and replaced by a comparable professional liability insurance program initiated by Response.

     10.2. Insurance to be Maintained by Response. Throughout the term of this Agreement, Response shall provide and/or maintain comprehensive professional liability insurance for all Non-Physician Employees and Physician Extender Employees, the cost of which shall be a Clinic Expense, with limits as determined reasonable by Response in its national program, and comprehensive general liability and property insurance covering each Clinic premises and operations.

     10.3. Additional Insureds. The Provider and Response each agrees to use its best efforts to have the other named as an additional insured on their respective professional liability insurance programs.

     10.4. Indemnification Matters Involving Third Parties. The Provider and Response (as appropriate, the "Indemnitor") shall indemnify, hold harmless and defend the other (as appropriate, the "Indemnitee") from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees, except to the extent limited below), whether or not covered by insurance ("Adverse Consequences"), caused or asserted to have been caused, directly or indirectly, by or as a result of the acts (intentional or negligent) or omissions by, in the case of the Provider, any Physician or other person acting (or who should have been acting) under the direct supervision and control thereof, or, in the case of Response, by any employee, agent, officer, director or shareholder thereof who is not acting under the supervision and control of a Physician of the Provider.

     (a) If any third party shall notify an Indemnitee with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Section 10.4, then the Indemnitee shall promptly notify the Indemnitor of same in writing; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor of such matter shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is prejudiced by such delay.

     (b) The Indemnitor will have the right to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (A) the Indemnitor notifies the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Indemnitor will indemnify the Indemnitee in accordance with this
Article 10, (B) the Indemnitor provides the Indemnitee with evidence acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (E) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.

     (c) So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above, (A) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (C) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld).

     (d) In the event any of the conditions in Section 10.4(b) above is or becomes unsatisfied, however, (A) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (B) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnitor will remain responsible for any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.4.

     10.5. Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for breach of representation, warranty, or covenant.

                                  ARTICLE 11.
                              TERM AND TERMINATION

     11.1. Term of Agreement. This Service Agreement shall be effective as of the closing of the Asset Purchase and shall expire on June 30, 2036, unless earlier terminated pursuant to the terms hereof.

     11.2. Extended Term. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than one hundred eighty (180) days prior to the expiration of the preceding term, written notice of such party's intention not to extend the term of this Agreement.
     11.3. Response Event of Default. The occurrence of any of the following events shall constitute a default by Response (a "Response Event of Default") under this Agreement, giving the Provider the right to the remedies set forth in Section 11.5 below:

     (a) the filing by Response of a petition in voluntary bankruptcy or an assignment by Response for the benefit of creditors, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Response, except for the filing of a petition in involuntary bankruptcy against Response which is dismissed within sixty (60) days thereafter.

     (b) any material default by Response in the performance of any of its material duties or obligations under this Agreement, and such default or breach shall continue for a period of sixty (60) days (fifteen (15) days in the case of Response's failure to provide required advances under the Receivables Line) after written notice thereof has been given to Response by the Provider.

     (c) in the event Response shall, intentionally or in bad faith, misapply funds or assets of the Provider or commit a similar act which cause material harm to the Provider.

     11.4. Provider Event of Default. The occurrence of any of the following events shall constitute a default by the Provider (an "Provider Event of Default") under this Agreement, giving Response the right to the remedies set forth in Section 11.6 below:

     (a) the filing by the Provider of a petition in voluntary bankruptcy or an assignment by the Provider for the benefit of creditors, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by the Provider, except for the filing of a petition in involuntary bankruptcy against the Provider which is dismissed within one hundred fifty (150) days thereafter; provided, further, that if the physicians comprising the Provider are lawfully able, within 150 days after the occurrence of such event, to reorganize the practice or transfer its assets, patients, goodwill and going concern value to a newly-formed entity and continue such practice, and if such new entity and its principal stockholders or owners assumes all of the obligations of the Provider under the Service Agreement or enter into a new Service Agreement with Response for the remaining term and containing substantially the same terms and conditions as the original Service Agreement, then Response will not terminate the original Service Agreement;

     (b) any material default by the Provider in the performance of any of its material duties or obligations under Sections 6.1, 6.2, 6.3 and 6.8 of this Agreement, and such default or breach shall continue for a period of one hundred twenty (120) days after written notice thereof has been given to the Provider by Response; provided, however, that such period shall be extended for up to ninety (90) additional days so long as the Provider is using every reasonable effort to cure such default.

     (c) the final determination of termination or suspension of the Provider's Medicare or Medicaid Provider Number, and such termination or suspension shall continue for one hundred fifty (150) days, or if any Physician employed by the Provider shall have his license to practice medicine or DEA license revoked or suspended and the affected Physician or the Provider, as the case may be, shall not, within 150 days, either gain reinstatement of such license or otherwise find a suitable replacement for such Physician (which replacement may be the shifting of case load to an existing Physician employee of the Provider), or unless the loss of the services of such Physician would not have a material adverse effect on Practice Revenue; or

     (d) the failure to comply in all material respects with the covenants contained in the first paragraph of Section 15.1 below.

     Notwithstanding anything in the foregoing to the contrary, the death or disability of the Stockholder shall not be a Provider Event of Default so long as (i) Response is able to procure a policy of insurance on the life of the Stockholder in an amount equal to at least $15,000,000, or (ii) in the event of such death or disability, Response is able within twelve (12) months following the death or disability of the Stockholder to recruit Physicians to service the Provider's patient base and Practice Revenue shall be restored by the 24th month following such date to a level equal to at least 75% of the Practice Revenue of the Provider for the twelve months ended December 31, 1995.

     11.5. Remedies upon Response Event of Default. Upon the occurrence of a Response Event of Default, the Provider shall have the right (but not the obligation) to terminate this Agreement by written notice to Response without any further obligation to Response for the Service Fee after the giving of such notice. In addition, the Provider shall have the option to purchase from Response, and upon proper exercise of such option by the Provider in the manner hereinbelow provided, Response shall sell to the Provider, all assets and properties, owned by Response and used by the Provider in its medical practice ("Practice Assets") for a price, payable one-half (1/2) in cash and one-half (1/2) in eight (8) consecutive equal quarterly amortized installments of principal and interest (computed at a rate of 4% per annum), equal to the fair market value of the Practice Assets.

     11.6. Remedies upon Provider Event of Default. Upon the occurrence of a Provider Event of Default, Response shall have the right (but not the obligation) to terminate this Agreement by written notice to the Provider, and the Provider shall have no further obligation to Response for the Service Fee after the date such notice is received. Upon such termination, the Provider shall be obligated to pay to Response the Liquidated Damages Amount in complete satisfaction of any and all damages suffered by Response hereunder. Such Liquidated Damages Amount shall be payable by the Provider one-half (1/2) in cash within ninety (90) days after occurrence of the Provider Event of Default and the balance in eight consecutive equal quarterly amortized installments of principal and interest (computed at a rate of 4% per annum). The Stockholder hereby guarantees the foregoing obligation of the Provider and agrees to pay to Response the Liquidated Damages Amount if and to the extent not paid by the Provider, which obligation may be satisfied in whole or in part by Stockholder's delivery of Response common stock valued as of the date of any event triggering the obligations hereunder. Moreover, if Response shall elect to terminate this Agreement the Provider shall have the option to purchase from Response, and upon proper exercise of such option by the Provider in the manner hereinbelow provided, Response shall sell to the Provider, all Practice Assets for a price, payable in cash, equal to the fair market value of the Practice Assets as of the date of the Provider Event of Default.

     11.7. Exercise of Option; Closing of Repurchase by the Provider and Effective Date of Termination. The Provider shall exercise the option to purchase the Practice Assets by giving written notice to Response within sixty
(60) days after the occurrence of the event giving rise to such option. Upon delivery of such option, Response and the Provider shall negotiate in good faith the fair market value as of the date of the triggering event of the assets to be acquired. In the event that, after at least fifteen (15) days of good faith negotiation, Response and the Provider shall not have agreed upon the fair market value of the Practice Assets, each party shall select an appraiser who shall provide an evaluation report with respect to the fair market value of the Practice Assets. If the valuations of the appraisers are within $25,000.00 of each other, then the lowest appraisal shall be deemed the fair market value of the Practice Assets, and the Provider shall purchase the Practice Assets for such value. If the valuation of the appraisers are more than $25,000.00 different, then the two appraisers shall agree upon a third appraiser, and the average value set forth in the three appraisals shall be deemed the fair market value of the Practice Assets, and the Provider shall purchase the Practice Assets for such value.

     The Provider shall pay cash for Practice Assets repurchased pursuant to
Section 11.5 or 11.6 above. The amount of the purchase price shall be reduced by the amount of debt and liabilities of Response assumed by the Provider and shall also be reduced by any payment Response has failed to make under this Agreement, provided that such payments or obligations are not otherwise accounted for in the liabilities assumed by the Provider in connection with the repurchase described herein. The closing date for the repurchase shall be determined by the Provider, but shall in no event occur later than 180 days from the date of the notice of termination. In the event of exercise of such option, each party shall use its best efforts to obtain such consents and authorizations to such transaction as may be required by Applicable Law or otherwise. In such event, Response shall execute and deliver to the Provider such assignments to leases and other contracts and such bills of sale and other transfer or closing documents necessary to effect such transaction. The Provider shall execute and deliver to Response such officers' certificates, assumption agreements and other closing documents necessary to close such transaction. Between the date of termination and the earlier to occur of closing the repurchase as hereinabove described or the termination (without exercise) of any repurchase option, the Provider shall be entitled to use all Practice Assets, and Response hereby grants the Provider a license to use the Practice Assets in such event. In consideration of the foregoing license, the Provider will pay to Response an amount equal to any rental payments by Response to any third party vendor in respect of all Practice Assets.

                                   ARTICLE 12
                         DAMAGE AND LOSS; CONDEMNATION

     12.1. Use of Insurance Proceeds. All insurance or condemnation proceeds payable by reason of any physical loss of any of the improvements comprising the facilities or the furniture, fixtures and equipment used by the Clinics, shall be available for the reconstruction, repair or replacement, as the case may be, of any damage, destruction or loss. The Oversight Committee, in consultation with the Provider, shall review and approve such reconstruction, repair or replacement.
     12.2. Temporary Space. In the event of substantial damage to or the condemnation of a significant portion of the facilities, Response shall use its best efforts to provide temporary facilities until such time as the facilities can be restored or replaced.

                                   ARTICLE 13
                 REPRESENTATIONS AND WARRANTIES OF THE PROVIDER

     The Provider represents, warrants, covenants and agrees with Response (which representations and warranties shall survive the execution and delivery hereof for the same period as set forth in Section 9(a) of the Purchase Agreement) that:

     13.1. Validity. The Provider is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida. The Provider has the full power and authority to own its property, to carry on its business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby.

     13.2. Permits. The Provider and all physicians and other health care professionals associated with or employed by the Provider have all permits and licenses and other Necessary Authorizations required by all Applicable Laws, except where failure to secure such licenses, permits and other Necessary Authorizations does not have a material adverse effect; have made all regulatory filings necessary for the conduct of the Provider's business; and are not in violation of any of said permitting or licensing requirements.

     13.3. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of the Provider, enforceable in accordance with its terms. The Provider has obtained all third-party consents necessary to enter into and consummate the transaction contemplated by this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Provider with any of the provisions hereof, will:

     (a) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the assets of the Group to be acquired pursuant to the Purchase Agreement, the Provider's charter or bylaws or any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which the Provider is a party, or by which either the Provider or any of the assets to be conveyed hereunder is bound; or

     (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable either to the Provider or any of the assets to be conveyed hereunder.

                                   ARTICLE 14
                   REPRESENTATIONS AND WARRANTIES OF RESPONSE

     Response represents, warrants, covenants and agrees (which representations and warranties shall survive the execution and delivery hereof for the same period as set forth in Section 9(a) of the Purchase Agreement) with the Provider as follows:

     14.1. Organization. Response is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Response has the full power to own its property, to carry on its business as presently conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

     14.2. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of Response enforceable in accordance with its terms. Response has taken all necessary action to authorize the execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of Response or any indenture, mortgage, deed of trust, lien, lease, agreement, arrangement, contract, instrument, license, order, judgment or decree or result in the acceleration of any obligation thereunder to which Response is a party or by which it is bound.

     14.3. Permits. Response has all permits and licenses and other Necessary Authorizations required by all Applicable Laws, except where failure to secure such licenses, permits and other Necessary Authorizations does not have a material adverse effect; have made all regulatory filings necessary for the conduct of Response's business; and are not in violation of any of said permitting or licensing requirements.

     14.4. Full Disclosure. When considered in the context of all information contained herein, no representation or warranty made by the Response in this Agreement contains or will contain any untrue statement of a material fact.

                                   ARTICLE 15
                           COVENANTS OF THE PROVIDER

     15.1. Merger, Consolidation and Other Arrangements. The Provider shall not incorporate, merge or consolidate with any other entity or individual or liquidate or practice at any location other than the Clinics or dissolve or wind-up the Provider's affairs or enter into any partnerships, joint ventures or sale-leaseback transactions or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any other person or entity without first obtaining the prior written consent of Response; provided, however, that no such consent shall be required in respect of any incorporation, merger, consolidation, partnership, joint venture or acquisition transaction that (i) results in the continued, unimpaired operation of the Clinics; and (ii) results in the Stockholder maintaining at least a fifty percent (50%) voting and equity interest in all Clinics. The Provider acknowledges and agrees that such consent may be withheld if Response and the Provider cannot mutually agree upon the terms and conditions of a new Service Agreement with the Provider.

     Notwithstanding anything in this Agreement to the contrary, the Stockholder may, at any time and from time to time, sell all or any portion of his stock in the Provider to other Physician Stockholders and/or Physicians who have been employees of the Provider for at least one (1) year prior to the date of such sale. Moreover, the Stockholder may, with the advance written consent of Response, which shall not be unreasonably withheld, sell all or any portion of his stock in the Provider to any other Physician who is neither a Physician Stockholder or who has not been an employee of the Provider for at least one
(1) year prior to the date of such sale. In either event, Response shall release the Stockholder from his personal obligation pursuant to Section 11.6 above by an amount equal to the amount of such obligation assumed by any Physician who shall purchase all or any portion of the Stockholder's stock in the Provider.

     15.2. Necessary Authorizations/Assignment of Licenses and Permits. The Provider shall reasonably attempt to maintain all licenses, permits, certifications, or other Necessary Authorizations and shall not assign or transfer any interest in any license, permit, certificate or other Necessary Authorization granted to it by any Governmental Authority, nor shall the Provider assign, transfer, or remove or permit any other individual or entity to assign, transfer or remove any records of the Provider, including without limitation, patient records, medical and clinical records (except for removal of such patient records as directed in writing by the patients owning such records or as otherwise required under any Applicable Law).

     15.3. Transaction with Affiliates. The Provider shall not enter into any transaction or series of transactions, whether or not related or in the ordinary course of business, with any Affiliate of Response, other than on terms and conditions substantially as favorable to the Provider as would be obtainable by the Provider at the time in a comparable arms-length transaction with a person not an Affiliate of Response.

     15.4. Compliance with All Laws. The Provider shall comply with all laws and regulations relating to the Provider's practice and the operation of any cancer care facility, including, but not limited to, all state, federal and local laws relating to the acquisition or operation of a health care practice. Furthermore, the Provider shall not violate any Applicable Laws.

     15.5. Third Party Payor Programs. The Provider shall maintain the Provider's compliance with the requirements of all Third Party Payor Programs in which the Provider is currently participating or authorized to participate.

     15.6. Change in Business or Credit and Collection Policy. The Provider shall not make any change in the character of the Provider's business or in the credit and collection policy, which change would, in either case, impair the collectibility of any Accounts Receivable or otherwise modify, amend or extend the terms of any such account other than in the ordinary course of business.

     15.7. Security Interest. The Provider shall, effective as of the date hereof, be deemed to have granted (and the Provider does hereby grant) to Response a first priority security interest in and to any and all of the Accounts Receivable (except Governmental Receivables) and the proceeds thereof (including the proceeds, after deposit into the Provider Receipts Account, from the collection of Governmental Receivables) to secure the repayment of all amounts advanced to the Provider under the Receivables Line and all accrued interest thereon, and this Agreement shall be deemed to be a security agreement. Upon a default by the Provider in the payment of amounts due under the Receivables Line, Response may at its option exercise from time to time any and all rights and remedies available to it under the UCC or otherwise. The Provider represents and warrants that the location of the Provider's principal place of business, and all locations where the Provider maintains records with respect to its Accounts Receivable are set forth under its name in Section 16.5 hereof. The Provider agrees to notify Response in writing thirty (30) days prior to any change in any such location. The exact name of the Provider is as set forth at the beginning of this Agreement. The Provider is a new professional association, and the medical practice conducted by the Provider was formerly conducted under the name "Jeffrey L. Paonessa, M.D., P.A., d/b/a Paonessa and Peterson," a Florida professional association. The Provider shall notify Response in writing thirty (30) days prior to any change in any such name.

     15.8. Revenue Maintenance. The Provider shall pay, and the Stockholder hereby guarantees payment of, a minimum monthly Percentage Fee of *** for the initial *** of this Agreement, commencing June 1996. In the event for any year during such *** period, the Percentage Fee paid by the Provider to Response shall be less than *** then the Stockholder shall execute a promissory note, payable to the order of Response, in the amount of such deficiency (but in no event exceeding *** in principal amount), which note shall be payable in *** consecutive equal quarterly installments of principal, plus interest at the rate of *** percent per annum, commencing on October 1 of the year in which such deficiency is determined. The Stockholder shall be afforded a thirty (30) day grace period for any payment due under said note.

                                  ARTICLE 16.
                               GENERAL PROVISIONS

     16.1. Assignment. Response shall have the right to assign its rights hereunder to any person, firm or corporation under common control with Response and to any lending institution, for security purposes or as collateral, from which Response obtains financing. Except as set forth above, neither Response nor the Provider shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party.

     16.2. No Practice of Medicine. The parties acknowledge that Response is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Response in this Agreement should be construed or deemed by any Governmental Authority or court to constitute the practice of medicine, the performance of said act or service by Response shall be deemed waived and forever unenforceable.

     16.3. Whole Agreement; Modification. This Agreement supersedes all prior agreements between the parties, and there are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

     16.4. Arbitration of Disputes; Legal Fees. Any dispute arising under this Service Agreement shall be submitted by the parties to binding arbitration pursuant to the Florida Uniform Arbitration Act, with any such arbitration proceeding being conducted in St. Petersburg, Florida in accordance with the rules of the American Arbitration Association. Any arbitration panel presiding over any arbitration

*** - MATERIAL REDACTED PURSUANT TO CLAIM FOR CONFIDENTIAL TREATMENT proceeding hereunder is hereby empowered to render a decision in respect of such dispute, to award costs and expenses (including reasonable attorney fees) as it shall deem equitable and to enter its award in any court of competent jurisdiction.

     16.5. Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:


          To Response:             Response Oncology, Inc.
                                   1775 Moriah Woods Blvd.
                                   Memphis, Tennessee  38117
                                   Attn:  Joseph T. Clark, CEO

          With copies to:          John A. Good, Esq.
                                   Executive Vice-President -- General Counsel
                                   Response Oncology, Inc.
                                   1775 Moriah Woods Blvd.
                                   Memphis, Tennessee 38117

          To Provider:             Jeffrey L. Paonessa, M.D.
          and Stockholder          Jeffrey L. Paonessa, M.D., P.A.
                                   Suite 105
                                   1201 Fifth Avenue, N.
                                   St. Petersburg, Florida  33705

          With copies to:          Patrick M. O'Connor, Esq.
                                   Patel, Moore & O'Connor, P.A.
                                   18167 U.S. Highway 19 North
                                   Suite 150
                                   Clearwater, Florida  34624

or to such other addresses as either party shall notify the other.

     16.6. Binding on Successors. Subject to Section 16.1, this Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

     16.7. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

     16.8. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties acknowledge that Response is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Response in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Response shall be deemed waived and forever unenforceable. Response hereby consents to the jurisdiction of the Circuit or County Courts of Pinellas County, Florida and the Federal District Court for the Middle District of Florida, Tampa Division.

     16.9. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.



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



     16.10. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

     16.11. Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

     16.12. Confidentiality. Except for disclosure to its bankers, underwriters or lenders, or as necessary or desirable for conduct of business, including negotiations with other acquisition candidates, neither party hereto shall disseminate or release to any third party any information regarding any provisions of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions;
(ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law or pursuant to court order.

     16.13. Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decisions, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Provider and Response shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Provider and Response.

     16.14. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

     16.15. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     16.16. No Obligation to Third Parties. None of the obligations and duties of Response or the Provider under this Agreement shall in any way or in any manner be deemed to create any obligation of Response or of the Provider to, or any rights, in, any person or entity not a party to this Agreement.

     16.17. Communications. The Provider and Response agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on mattes relating to the successful operation of the Provider's practice at a Clinic.



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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                             J. PAONESSA, M.D., P.A.


                             By:
                                ------------------------------------
                                Jeffrey L. Paonessa, M.D., President


                             RESPONSE ONCOLOGY, INC.

                             By:
                                -------------------------------------
                                John Good, Executive Vice President


                             STOCKHOLDER:

                                   ----------------------------------
                                   Jeffrey L. Paonessa, M.D.




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



                            RESPONSE ONCOLOGY, INC.
                               SERVICE AGREEMENT
                                   SCHEDULE A

SERVICE FEE

     The Service Fee shall be equal to the sum of (i) amounts recorded as Clinic Expenses (the "Clinic Expense Portion") plus (ii) the sum of *** of Base Services Net Operating Income and *** of Ancillary Services Net Operating Income (the "Percentage Portion").

LIQUIDATED DAMAGES AMOUNT

     A) Until the fifth anniversary of the Service Agreement, the liquidated damages shall be equal to ***;

     B) After the fifth anniversary of the Service Agreement and until the tenth anniversary of the Service Agreement, the liquidated damages amount shall be equal to ***;

     C) From and after the tenth anniversary of the Service Agreement, the liquidated damages amount shall be equal to ***;

*** - MATERIAL REDACTED PURSUANT TO CLAIM FOR CONFIDENTIAL TREATMENT



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